Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133224 on Form S-3 of our report dated March 2, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph for the change in accounting method in 2004 for long-duration contracts to conform to Statement of Position 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long Duration Contracts and for Separate Accounts”) relating to the financial statements of ML Life Insurance Company of New York, appearing in this Annual Report on Form 10-K of ML Life Insurance Company of New York for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

New York, New York
March 23, 2007